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Exhibit 10.1

2010 CHARLES RIVER CORPORATE OFFICER SEPARATION PLAN
(Last Revised on April 30, 2010)

1.0   Background

        1.1    Purpose:

    The purpose of the Charles River Corporate Officer Separation Plan is to establish an equitable measure of compensation for a corporate officer of Charles River Laboratories, Inc. (the "Company") whose employment has been terminated by the Company.

        1.2    Eligibility:

    Eligible employees under this Plan are corporate officers at the vice president level and above of the Company (a) whose employment as a corporate officer is terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death; (b) who have not been offered a Comparable Position within the Company; and (c) who have executed a release agreement with the Company which is satisfactory to the Company. Employees who are parties to written employments with the Company containing terms that provide the employee with the opportunity to receive severance payments following termination of employment with the Company are not eligible to receive benefits under this Plan, so long as such employment agreements remain in force and effect.

2.0   Definitions

        2.1    Comparable Position:

    A comparable position is defined as a position having the same salary grade as the corporate officer's current position in the same geographical area with equivalent salary, target bonus percentage, employee benefits perquisites and status.

        2.2    Termination Date:

    The termination date is the last day of active employment with the Company.

        2.3    Termination for Cause:

    A termination of employment for fraud, violence, theft, gross misconduct, discrimination, harassment or actions of malicious intent which directly compromise the individual's role/accountabilities.

3.0   Severance Pay

        3.1    Maximum Severance Pay Allowance:

    A corporate officer shall be entitled to severance pay in accordance with the following schedule:

Years of Completed Company Service at Separation Date
	Less than 2 years	2 years to 5 years	5 years or more
Level:	Amount of Base Salary Pay Continuations:
Executive Vice President & above	One year	One year; additional 12 months mitigated severance	Two years
Senior Vice President	Six months	One year	One year; additional 12 months mitigated
Vice President	Six months	Six months; additional 6 months mitigated severance	One year

        3.2    Mitigation of Severance:

    Officers are not eligible to continue receiving severance payments once they have accepted an offer for full-time employment, advisory, consulting or other full-time work. During the period when they are receiving Company-paid outsourcing support, officers must instruct their outplacement counselor to provide a letter to Corporate Human Resources on the first day of each month during which severance would be due to them indicating whether or not such officer has secured a new full-time position in the prior month. Upon receiving this letter, if the officer has not been employed as a full-time employee, advisor, consultant or otherwise in the prior month, the Company will authorize a month of severance pay continuation for the then-current month; provided, however, that if the corporate officer commences employment during the then-current month, s/he will promptly notify the Company and severance payments for such month will be pro rated accordingly. For purposes of clarification, an officer's eligibility to receive severance payments will, under no circumstances, be extended past the time periods specified in the table above.

        3.3    Accrued Vacation:

    Subject to offset for repayment to the Company of any amounts owed by the corporate officer as of the Termination Date, any accrued but unused paid time off or vacation pay owed to the corporate officer as of the Termination Date will be paid at the time required by the laws of the state in which the officer resides.

        3.4    Method of Payment:

    Severance payments approved pursuant to Section 3.2 above will be paid following the Termination Date in bi-weekly installments in accordance with the Company's regular payroll practices.

4.0   Incentive Compensation

    Corporate officers who are participants in the Company's Executive Incentive Compensation Plan (EICP) in the year of their Termination Date may be eligible to receive payouts under the EICP. Any such payments shall be in accordance with the terms and conditions of the EICP.

5.0   Stock Incentive Plan

  5.1
  A corporate officer who is terminated will have three (3) months from the Termination Date in which to exercise vested stock options which were granted to the corporate officer. Only options which have vested on or before the Termination Date may be exercised.

  5.2
  A corporate officer who is terminated has ownership rights to any restricted stock award granted to such officer prior to the Termination Date to the extent that the restrictions imposed on such stock award have lapsed on or prior to the Termination Date.

6.0   Outplacement Services

  6.1
  The Company will assist the corporate officer in the search for new employment by reimbursing the officer for professional fees for services incurred in the normal course of a job search payable to an established outplacement organization reasonably acceptable to the Company in a total amount not to exceed the lesser of (a) 15% of the officer's annualized pay (base pay and prior year bonus actually paid), or (b) $75,000 for EVPs and above, and $50,000 for SVPs and VPs. To be eligible for Company reimbursement, all such fees must be incurred within one year from the Termination Date.

  6.2
  Notwithstanding the foregoing, the Company will not reimburse for outplacement services incurred after the officer's acceptance of any employment or consulting relationship with another employer.

7.0   Financial Perquisites

        7.1    Annual Perquisites:

    If an officer has received his or her approved annual "perquisite" allowance for the year in which the Termination Date occurs, the officer will not be required to repay such allowance to the Company if the Termination Date occurs after June 30th of that year. If the Termination Date occurs on or before June 30th, the officer will be required to repay the Company 50% of such allowance and the Company may effect this repayment (in whole or in part) through offset of amounts payable to the officer. Officers will not be eligible for any additional allowances following their termination from employment.

        7.2    Other Perquisites:

    Eligibility to receive or participate in any other perquisites which the officer received prior to the Termination Date ceases as of the Termination Date.

8.0   Benefits

        8.1    Health, Life Insurance, Retirement Income, and 401(k) Plans:

    If any officer participated in the Company's group medical and/or dental plans as of the Termination Date, such benefits will continue through the end of month of the Termination Date. As additional severance, commencing on the first day of the month following the Termination Date, the Company will continue officer's medical or dental insurance coverage through the severance period, with the officer contributing at the then-current employee contribution rate and the Company paying the remainder of the cost of such coverage obligation (unless the officer notifies the Company in writing to cancel such coverage). This coverage will not run concurrently with the officer's 18-months of COBRA eligibility. After the conclusion of the severance period, the officer will be afforded the opportunity to continue to participate in any such medical and dental plans for the full duration of his or her COBRA eligibility period.

        8.2    Disability Plans, Life Insurance Etc.:

    Participation in any and all other Company benefit plans including without limitation the Company's Long-Term and Short-Term Disability, life insurance, retirement and 401(K) plans, shall cease on the Termination Date.

9.0   Non-Compete Agreement

  9.1
  Prior to receiving any severance or other benefits under this Plan, the corporate officer must execute, or have executed, an agreement not to compete with the company or solicit Company employees or customers for a period of at least one year, such agreement to be in a form acceptable to the Company.

10.0 Section 409A:

  10.1
  Notwithstanding anything to the contrary in this Plan if the corporate officer is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A") and the regulations thereunder, as determined by the Compensation Committee of the Board of Directors of the Company as of the date of corporate officer's

    "separation from service" as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Plan constitute a "deferral of compensation" within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting the corporate officer to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which is payable during the first six months following the corporate officer's "separation from service" shall be paid or provided to Corporate officer (or the corporate officer's estate, if applicable) in a lump sum (together with interest on the deferred payment or payments at a per annum rate equal to the GATT Rate (i.e. the 30-year Treasury bond interest rate) on the date of such "separation from service") on the earlier of (i) the first business day immediately following the six-month anniversary of the corporate officer's "separation from service" or (ii) the corporate officer's death.

  10.2
  Any payments or benefits due hereunder upon a termination of the corporate officer's employment which are a "deferral of compensation" within the meaning of Section 409A shall only be payable or provided to the corporate officer (or his or her estate) upon a "separation from service" as defined in Section 409A.

  10.3
  With respect to any benefits hereunder that constitute a "reimbursement plan" for purposes of Section 409A, (i) the reimbursement payment be made by no later than the end of the calendar year following the year in which the expense is incurred and (ii) the amount of reimbursable expenses incurred (or in-kind benefits available) in one taxable year of the corporate officer cannot affect the amount of reimbursable expenses (or in-kind benefits) available in a different taxable year.

11.0 Administration of the Plan

  11.1
  Preparation of Severance Package:

    The Company's Corporate Human Resources Department is responsible for the preparation of the executive severance package in accordance with this Plan.

  11.2
  Other Policies and Plans:

    This Plan supersedes all prior versions of this Plan or any other plan providing severance benefits to the Company's corporate officers, other than agreements entered into with certain officers providing certain protections in the event of a change of control of the Company ("Change of Control Agreements"). In the event of a conflict between the terms of this Plan and the terms of any of the Change of Control Agreements entered into by officers covered under this Plan, the terms of the Change of Control Agreements shall prevail. Any officer who receives his or her full entitlement of benefits under a Change of Control Agreement will not be entitled to receive additional severance benefits under the terms of this Plan. This Plan is not intended to contravene any of the provisions of the Deferred Compensation Plan established by the Company on February 8, 2009 (the "Deferred Compensation Plan") and any amounts payable under the terms of the Deferred Compensation Plan at the time a corporate officer's employment with the Company is terminated are to be paid in addition to any amounts payable under this Plan.

CHARLES RIVER LABORATORIES, INC.
By:	James C. Foster Chairman, President & CEO
Effective Date: April 30, 2010

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  Exhibit 10.1
2010 CHARLES RIVER CORPORATE OFFICER SEPARATION PLAN (Last Revised on April 30, 2010)